Exhibit 99.2

U.S. OFFER TO EXCHANGE

All Ordinary Shares, nominal value €1.20 per share including

Ordinary Shares Represented by American Depositary Shares

of

ENDESA, S.A.

(CUSIP: 29258N 107; ISIN: US29258N1972)

Pursuant to the Prospectus, dated •, 2006

by

GAS NATURAL SDG, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M. NEW YORK CITY TIME (5:00 P.M. MADRID, SPAIN TIME), ON •, 2006, UNLESS THE U.S. OFFER IS EXTENDED.

•, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Gas Natural SDG, S.A. (“Gas Natural”), a Spanish sociedad anónima, to act as dealer-manager in connection with Gas Natural’s offer to exchange: (a) each American depositary share (“ADS”) of Endesa, S.A. (“Endesa”), a Spanish sociedad anónima, for an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ADSs of Gas Natural or 0.569 newly issued ordinary shares of Gas Natural and (b) each ordinary share of Endesa for an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural, in each case upon the terms and subject to the conditions set forth in the prospectus, dated •, 2006 (the “prospectus”), and the related ADS letter of transmittal and U.S. form of acceptance (which, as amended or supplemented from time to time, constitute the “U.S. offer”) enclosed herewith. Terms used in this document to the extent not defined herein shall have the same meaning as in the prospectus.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Endesa ADSs. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The prospectus, dated •, 2006.

2.	The ADS letter of transmittal to be used by holders of Endesa ADSs to accept the U.S. offer to tender Endesa ADSs.

3.	A form of letter to be sent to your clients for whose accounts you hold Endesa ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. offer.

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

THE U.S. OFFER MAY NOT BE ACCEPTED IN RESPECT OF ENDESA ORDINARY SHARES BY MEANS OF AN ADS LETTER OF TRANSMITTAL. IF YOUR CLIENTS HOLD ENDESA ORDINARY SHARES, THEY SHOULD USE THE U.S. FORM OF ACCEPTANCE FOR TENDERING SUCH SECURITIES INTO THE U.S. OFFER BY FOLLOWING THE INSTRUCTIONS SET FORTH ON SUCH FORM. ADDITIONAL INFORMATION CAN BE OBTAINED FROM GEORGESON SHAREHOLDER COMMUNICATIONS, INC., THE INFORMATION AGENT FOR THE U.S. OFFER, AT (888) 206-0860 (BANKS AND BROKERS (212) 440-9800).

We urge you to contact your clients as promptly as possible.

1. The U.S. offer is an offer by Gas Natural to exchange:

•	For each Endesa ADS, an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural; and

•	For each Endesa ordinary share, an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural.

Holders of Endesa ADSs are not required to make any election, in which case such holders shall automatically receive Gas Natural ADSs. Holders tendering Endesa ADSs who wish to make an election may do so by completing the election part of the ADS letter of transmittal and submitting the properly completed ADS letter of transmittal to The Bank of New York (the “U.S. exchange agent”) prior to the expiration of the U.S. offer. Tendering Endesa ADS holders who have not properly completed and submitted an election prior to that time will receive the standard entitlement, which is comprised of Gas Natural ADSs.

2. The U.S. offer is being made for all outstanding Endesa ADSs and all Endesa ordinary shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act). Gas Natural will, upon the terms and subject to the conditions of the U.S. offer, exchange the Endesa ADSs and Endesa ordinary shares validly tendered and not withdrawn before the expiration date of the U.S. offer. The term “expiration date” means 11:00 a.m. New York City time (5:00 p.m. Madrid, Spain time), on •, 2006 or, if the U.S. offer is extended, the latest time and date at which the U.S. offer, as so extended by Gas Natural, will expire.

3. The U.S. offer, which is open to all holders of Endesa ordinary shares who are located in the United States and to all holders of Endesa ADSs, wherever located, is being made separately from a Spanish offer (the “Spanish offer”), which is open to all holders of Endesa ordinary shares who are located in Spain and to holders of Endesa ordinary shares who are located outside of Spain if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer. Together, the U.S. offer and the Spanish offer (collectively, the “Offers”) are being made for all issued and outstanding Endesa ordinary shares, including Endesa ordinary shares represented by Endesa ADSs. The Offers are being made on substantially similar terms and completion of the Offers is subject to the same conditions, which include, among others, that a minimum of 794,064,088 Endesa ordinary shares, representing 75% of Endesa ordinary shares, including those represented by ADSs, are tendered and not properly withdrawn prior to the expiration date. The U.S. offer is conditioned upon the completion of the Spanish offer, although the Spanish offer is not conditioned upon the completion of the U.S. offer.

4. Although Gas Natural intends to make the offer periods and settlement dates for the U.S. offer and the Spanish offer the same, it is possible that the Spanish offer may be completed prior to the U.S. offer due to requirements of applicable law. Under Spanish law, the maximum acceptance period that Gas Natural may propose for is two months, subject to certain exceptions. Under U.S. law, in the event that Gas Natural makes changes to the terms of the U.S. offer, Gas Natural may be required to distribute additional offering materials and extend the acceptance period for the U.S. offer. In the event that the acceptance period for U.S. offer is extended beyond the expiration of the Spanish offer, holders of Endesa securities participating in the U.S. offer may receive payment after holders of Endesa securities participating in the Spanish offer.

5. Exchange of Endesa ADSs tendered and accepted for exchange pursuant to the U.S. offer will be made only after timely receipt by the U.S. exchange agent of (a) certificates evidencing the tendered Endesa ADSs or a timely book-entry confirmation of a book-entry transfer of such Endesa ADSs into the U.S. exchange agent’s account at the Depository Trust Company pursuant to the procedures set forth in the prospectus under “Part Five — The Exchange — Procedures for Tendering”, (b) a properly completed and duly executed ADS letter of transmittal (or facsimile thereof with an original manual signature), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, as defined in the prospectus under “Part Five — The Exchange — Procedures for Tendering”, and (c) any other documents required by the ADS letter of transmittal.

6. Gas Natural will be deemed to have accepted for exchange all validly tendered and not withdrawn Endesa securities tendered into the U.S. offer at the expiration of the U.S. offer, subject only to the conditions to completion of the Offers. The Spanish Comisión Nacional del Mercado de Valores (“CNMV”) will issue a press release announcing the results of the Offers within approximately five business days after the expiration date of the Offers. On the day that the CNMV issues this press release, Gas Natural will file an English translation via the EDGAR system of the U.S. Securities and Exchange Commission as an amendment to its Schedule TO.

7. The Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) validly tendered and not withdrawn will be recorded at Iberclear (the institution which manages the Spanish clearance and settlement system of the Spanish Stock Exchanges and maintains the central share registry for all listed companies) in favor of Gas Natural. Following expiration of the Offers, Iberclear will block these securities and issue a certificate evidencing such blockage. The Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) so blocked will be deemed delivered for the purposes of Gas Natural’s share capital increase issuing the new Gas Natural ordinary shares. Gas Natural’s Board of Directors will adopt a resolution declaring that Gas Natural’s share capital increase has been completed and subscribed by the in-kind contribution of the Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) accepted in the Offers. This resolution must be registered with the Commercial Registry of Barcelona. Upon registration of the share capital increase with the Commercial Registry, the new Gas Natural ordinary shares will be recorded at Iberclear in favor of the holders of Endesa securities who have accepted the Offers and title to such Endesa securities will transfer to Gas Natural. Gas Natural will apply for its new ordinary shares to be listed on the four Spanish Stock Exchanges and its new ADSs to be listed on the New York Stock Exchange. Assuming the conditions to the U.S. offer have been satisfied and after receipt by the depositary (or its local custodian) for Gas Natural’s ADS program of the shares underlying the Gas Natural ADSs, Gas Natural will cause the ADSs representing the Gas Natural ordinary shares to be delivered in settlement of the U.S. offer within approximately 15 business days after the expiration of the U.S. offer.

8. The cash consideration paid to tendering Endesa securities holders will be paid in U.S. dollars converted at a then-current spot exchange rate and distributed, net of expenses, to such holders. Under no circumstances will interest be paid in respect of the exchange of cash and Gas Natural ADSs or ordinary shares for Endesa securities tendered, regardless of any delay in making the exchange.

9. In order to take advantage of the U.S. offer, the appropriate ADS letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message in connection with book-entry transfer of Endesa ADSs, and any other documents required by the ADS letter of transmittal must be sent to the U.S. exchange agent at its address set forth in the prospectus prior to the expiration date, and the certificates for tendered Endesa ADSs must be received by the U.S. exchange agent or such Endesa ADSs must be tendered pursuant to the procedures for book-entry transfer described in the prospectus and a book-entry confirmation must be received by the U.S. exchange agent (including an agent’s message if the tendering holder has not delivered an ADS letter of transmittal) in each case prior to the expiration of the U.S. offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M. NEW YORK CITY TIME (5:00 P.M. MADRID, SPAIN, TIME), ON •, 2006, UNLESS THE U.S. OFFER IS EXTENDED.

Any inquiries you have with respect to the U.S. offer should be addressed to the dealer-manager or Georgeson Shareholder Communications, Inc, the information agent, at their respective addresses and telephone numbers set forth on the back of this letter.

Requests for additional copies of the enclosed materials may be directed to the information agent.

Very truly yours,

UBS Securities LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF GAS NATURAL, THE DEALER MANAGER, THE INFORMATION AGENT OR THE U.S. EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE PROSPECTUS OR THE U.S. FORM OF ACCEPTANCE.

The Information Agent for the U.S. Offer is:

17 State Street, 10th Floor

New York, NY 10004

Toll Free (888) 206-0860

Banks and Brokers (212) 440-9800

The Dealer-Manager for the U.S. offer is:

299 Park Avenue, 39th Floor

New York, NY 10171

Toll Free (877) 237-5947